LIFE PARTNERS HOLDINGS, INC. ANNOUNCES
RECEIPT OF NASDAQ LETTER RELATING TO NON-COMPLIANCE
WITH LISTING RULES

Waco, TX – June 3, 2011 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that on June 1, 2011, the Company received a letter from the staff of the NASDAQ advising that because the company has not yet filed its Form 10-K for the period ended February 28, 2011, the Company does not meet the criteria of Listing Rule 5250(c)(1).  NASDAQ Listing Rule 5250(c)(1) requires the Company to timely file all required periodic reports and other documents with the Securities and Exchange Commission.  The letter further provided that the NASDAQ will provide the Company with a cure period of 60 days ending August 1, 2011, to submit a plan to regain compliance with the Listing Rules.  If the Company submits a plan, NASDAQ can grant the Company up to 180 calendar days from the due date of the Form 10-K, or until November 29, 2011, to regain compliance.

The Company intends to submit a plan to regain compliance to NASDAQ no later than August 1, 2011. No assurance can be given that NASDAQ will accept the Company’s compliance plan or grant an exception for the full 180-day period contemplated by the NASDAQ Listing Rules. Under the NASDAQ rules, the Company’s common stock will continue to be listed on NASDAQ until August 1, 2011, and for any exception period that may be granted to the company by NASDAQ. Until the Company regains compliance, however, quotation information for the Company’s common stock will continue to include an indicator of the Company’s non-compliance, and the Company will continue to be included in a list of non-compliant companies on the NASDAQ website.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 132,000 transactions for its worldwide client base of over 28,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling over $2.9 billion in face value.

*****************

LPHI-G

Contact:

Life Partners Holdings, Inc.
Shareholder Relations
254-751-7797
info@LPHI.com
www.lphi.com